Exhibit 99.1

Aspira Women’s Health Reports First Quarter 2021 Financial Results

Conference call scheduled for today, May13 at 4:30 p.m. ET

AUSTIN, Texas — May 13, 2021 — Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the first quarter ended, March 31, 2021.

“We are pleased to announce two strategic relationships today. A significant commercial relationship and an innovation collaboration. We expect that these relationships will significantly contribute to our goal of eradicating late stage Ovarian cancer detection,” stated Valerie Palmieri, President and CEO.

Recent Corporate Highlights

•	Decentralized Platform / Aspira Synergy Agreement with Large Health Network

We are announcing the execution an Aspira Synergy agreement with one of the largest women’s health networks whereby the OVA1plus testing will be performed in their laboratory with data interpretation by Aspira.  The health network employs 300+ physicians and is responsible for 500,000 patient visits per year.

•	Prospective Clinical Study for Benign Risk Monitoring and High Risk Early Ovarian Cancer

      Detection Northwell Health®

Initiation of a large prospective study with The Feinstein Institutes for Medical Research, the science arm of Northwell Health, the largest private healthcare provider in New York State.  Northwell Health treats over 2 million patients annually and employs over 16,000 credentialled physicians. The study will further support longitudinal studies for the use of OVASight as a serial monitoring test for high-risk women predisposed for hereditary ovarian cancer.

•	Expansion of Executive Team

Greg Richard joined the Company as Head of Corporate Strategy, Reimbursement and Managed Care. In this role, Mr. Richard will be responsible for our overall corporate strategy, enhancing our blueprint for reimbursement for the company’s current products as well as the new products and services in our robust pipeline.  In addition, he will also be responsible for leading our Revenue Cycle Management and supporting the Company’s strategic business development initiatives.

•	Financing

On February 8, 2021, we completed a public offering of Aspira common stock resulting in net proceeds of approximately $47.7 million, including full exercise of the underwriter’s option to purchase additional shares and after giving effect to underwriting discounts and other expenses.

•	Financial Highlights

Year over Year Results – First Quarter of 2021 versus First Quarter of 2020:

-     Total product and genetics revenue increased 23% to $1.496 million up from $1.220 million in 2020

-	Total product and genetics volumes increased 5% to 3,950 units up from 3,761 units in 2020

Quarter over Quarter Results – First Quarter 2021 versus Fourth Quarter 2020:

-	Total product and genetics revenue increased 3% to $1.496 million up from $1.446 million in the fourth quarter of last year.

-	Total product and genetics volumes were relatively flat at 3,950 units compared to 3,937 units in the fourth quarter of last year.

First Quarter Highlights:

•	Product revenue was $1,416,000 for the three months ended March 31, 2021 compared to $1,185,000 for the same period in 2020, an increase of 19%.
•

The number of OVA1plus tests performed increased 3%, to 3,775 OVA1plus tests during the three months ended March 31, 2021 compared to 3,654 OVA1plus tests for the same period in 2020. The volume was down slightly on a sequential basis as we experienced disruption from the February storms.

•

The revenue per OVA1plus test performed increased to approximately $375 compared to $324 for the same period in 2020, an increase of 16 % and increased 3% compared to the fourth quarter of 2020 price of $364. This increase was primarily driven by an increase in payments by contracted payers.

•	Gross profit margin on OVA1plus was 54% in the first quarter compared to 50% in the fourth quarter of 2020 and 44% in the first quarter of 2020.
•

Research and development expenses for the three months ended March 31, 2021 increased by $477,000, or 121%, compared to the same period in 2020. This increase was primarily due to clinical utility and product development costs related to OVASight, our third-generation product, as well as investments in bioinformatics and Aspira Synergy. We expect research and development expenses to increase in 2021, as a result of increased projects and clinical studies.

•

Sales and marketing expenses for the three months ended March 31, 2021 increased by $993,000, or 47%, compared to the same period in 2020. This increase was primarily due to increased personnel and public relation costs, partially offset by lower travel costs due to the COVID-19 pandemic. We expect sales and marketing expenses to increase in 2021, due to investing in key strategic hires and product portfolio expansion, as well as the continued re-openings relating to the COVID-19 pandemic, provided that the COVID-19 pandemic does not further escalate and result in new quarantines and state closures.

•

General and administrative expenses for the three months ended March 31, 2021 increased by $799,000, or 47%, compared to the same period in 2020. This increase was primarily due to an increase in legal expenses of $284,000, headcount and personnel expenses of $374,000 and board of director fees of $185,000. We expect general and administrative expenses to increase in 2021 due to higher personnel costs.

•

We ended the first quarter with approximately $59.4 million in cash.  Cash used in operations in the first quarter of 2021 was $5.2M. Cash utilization in the fourth quarter of 2020 was $4.2M. The increase was driven by the timing of 2020 bonus payouts as well as new hires and consultants, marketing and promotional activities as well as research and development spending focused on EndoCheck.

Conference Call and Webcast

Aspira will host a call today at 4:30 p.m. Eastern Time to discuss results followed by a question and answer period.

Domestic:	877-407-4018
International:	201-689-8471
Conference ID:	13719197
Webcast:	http://public.viavid.com/index.php?id=144631

About Aspira Women’s Health Inc.

Aspira is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. Aspira GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment Aspira has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2020. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$59,369	$16,631
Accounts receivable	952	865
Prepaid expenses and other current assets	981	1,077
Inventories	71	30
Total current assets	61,373	18,603
Property and equipment, net	533	583
Right-of-use assets	391	406
Other assets	-	13
Total assets	$62,297	$19,605
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,587	$1,103
Accrued liabilities	3,471	3,618
Current portion long-term debt	645	645
Short-term debt	408	611
Lease liability	37	23
Total current liabilities	6,148	6,000
Non-current liabilities:
Long-term debt	3,428	3,477
Lease liability	396	409
Total liabilities	9,972	9,886
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at March 31, 2021 and December 31, 2020; 111,716,852 and 104,619,876 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	112	105
Additional paid-in capital	498,199	449,680
Accumulated deficit	(445,986)	(440,066)
Total stockholders’ equity	52,325	9,719
Total liabilities and stockholders’ equity	$62,297	$19,605

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Product	$1,416	$1,185
Genetics	80	$25
Service	-	10
Total revenue	1,496	1,220
Cost of revenue(1):
Product	648	665
Genetics	245	130
Service	-	5
Total cost of revenue	893	800
Gross profit	603	420
Operating expenses:
Research and development(2)	872	395
Sales and marketing(3)	3,108	2,115
General and administrative(4)	2,509	1,710
Total operating expenses	6,489	4,220
Loss from operations	(5,886)	(3,800)
Interest income (expense), net	(24)	8
Other income (expense), net	(10)	86
Net loss	$(5,920)	$(3,706)
Net loss per share - basic and diluted	$(0.05)	$(0.04)
Weighted average common shares used to compute basic and diluted net loss per common share	108,661,712	97,287,461
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$34	$25
(2) Research and development	26	-
(3) Sales and marketing	139	42
(4) General and administrative	290	202